Adamis Pharmaceuticals Corporation 8-K

Exhibit 99.1

Adamis Pharmaceuticals Reports Third Quarter 2022 Financial Results and Provides Corporate Update

Management to host webcast/conference call today at 2:00 p.m. PT / 5:00 p.m. ET

SAN DIEGO, November 14, 2022 – Adamis Pharmaceuticals Corporation (NASDAQ: ADMP), a commercial-stage biopharmaceutical company primarily focused on developing and commercializing products in various therapeutic areas, including allergy, opioid overdose, respiratory and inflammatory disease, today reported financial results for the third quarter of 2022 and provided an update on recent corporate developments.

Process Update

In October, the Company announced that it had initiated a process to explore a range of strategic and financing alternatives and had retained an investment bank to assist in evaluating certain alternatives focused on maximizing stockholder value. Potential alternatives include a sale, partnership, distribution or other agreement regarding one or both of the Company’s commercial products, a sale, merger, or reverse merger of the company, and/or seeking additional financing. As of today, the Company is engaged in communications with third parties regarding one or more possible transactions.

“The strategic process is well under way with the goal of maximizing shareholder value and preserving cash resources,” stated David J. Marguglio, CEO of Adamis. “Concurrently, we have implemented significant expense reduction measures including employee headcount reductions and pausing all product development programs. While engaged in this process, we continue to work closely with our commercial partner to continue the momentum of the ZIMHI launch and the return of SYMJEPI to the market.”

There can be no assurance regarding the schedule for completion of the strategic review process, that this strategic review process will result in the Company pursuing any transaction or that any transaction, if pursued, will be completed.

Business Updates in Q3 2022

ZIMHI ™ (naloxone) Injection

●	Following its introduction to the market at the end of March, our commercial partner continues to make steady progress on the ZIMHI commercial launch plan.

●	Unit sales increased 90% in the third quarter compared to the second quarter of 2022.

SYMJEPI ® (epinephrine) Injection

●	In March 2022, the Company announced that manufacturing issues at one of its contract manufacturers, Catalent Belgium, led to a voluntary recall of four lots of SYMJEPI. Following corrective and preventative actions, Catalent resumed operations at its Belgium facility in November 2022.

●	Assuming no additional interruptions or delays, the Company anticipates having SYMJEPI relaunched and commercially available before the end of the first quarter of 2023.

TEMPOL

●	The Company announced that following a review of interim data, it’s Phase 2/3 clinical trial examining the effects of Tempol in COVID-19 treatment failed to achieve its primary endpoint and further development of Tempol has been halted.

Discontinued Operations

●	The Company is continuing to liquidate the assets of the former US Compounding business and, although there are no assurances, the Company expects to receive additional proceeds which could range from approximately $3 to $4 million between now and the end of the first quarter of 2023.

Q3 2022 Financial Highlights

●	Total net revenue for the third quarter of 2022 was approximately $1.5 million compared to approximately $760,000 in the third quarter of 2021, an increase of 98%. The increase in revenues was primarily due to sales of ZIMHI, the absence of sales for SYMJEPI resulting from the March 2022 product recall and the recognition of deferred revenue under our commercial distribution agreement, offset by cost of the SYMJEPI recall.

●	Operating expense (selling, general and administrative expenses and research and development expenses) for the third quarter of 2022 was approximately $4.5 million compared to $9.4 million in the third quarter of 2021, a decrease of 52%. The decrease was primarily due to lower development spending for Tempol and ZIMHI, decreases in legal and advisory fees, and a reversal of 2022 accrued bonus expenses.

●	Net loss for the combined (continued and discontinued) operations for the third quarter of 2022 was approximately $4.4 million compared to a net loss of $12.4 million in the third quarter of 2021, a 64% decrease.

●	Cash and cash equivalents as of September 30, 2022 were approximately $2.4 million.

Conference Call Information

Management will host a live webcast/conference call today, November 14, 2022, at 2:00 p.m. PT / 5:00 p.m. ET, during which Company executives will review financial information for the third quarter of 2022 and provide a corporate update.

U.S. Dial-in (Toll Free): 1-888-886-7786

Toll/International Dial-in: 1-416-764-8658

Conference ID: 83680911

A live audio webcast of the conference call will also be available via this link. If you are unable to participate in the live call, a replay will be available shortly after the live event. To listen to the replay please visit the events page of the Adamis investor relations section of the company website at http://ir.adamispharmaceuticals.com/presentations.

About Adamis Pharmaceuticals

Adamis Pharmaceuticals Corporation is a specialty biopharmaceutical company primarily focused on developing and commercializing products in various therapeutic areas, including allergy, opioid overdose, respiratory and inflammatory disease. The Company’s SYMJEPI® (epinephrine) Injection products are approved by the FDA for use in the emergency treatment of acute allergic reactions, including anaphylaxis. The Company’s ZIMHI® (naloxone) Injection product is approved for the treatment of opioid overdose. Tempol, which was in development for the treatment of patients with COVID-19, was the subject of a Phase 2/3 clinical trial which has been halted. For additional information about Adamis Pharmaceuticals, please visit our website and follow us on Twitter and LinkedIn.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those that express plans, anticipation, intent, contingencies, goals, targets or future development and/or otherwise are not statements of historical fact. These statements relate to future events or future results of operations, including, but not limited to the following statements: statements concerning the outcome of the Company’s process reviewing strategic and financing alternatives and the Company’s ability to enter into and complete any strategic transaction; the Company’s beliefs concerning the SYMJEPI manufacturing hold and product recall and the timing of resumption of manufacturing and commercial sales of SYMJEPI; the Company’s beliefs concerning the progress and success of the commercial launch of ZIMHI; the Company’s beliefs concerning the ability of its products and product candidates to compete successfully in the market; the Company’s ability to successfully commercialize the products and product candidates, itself or through commercialization partners; future development and regulatory actions concerning the Company’s products and product candidates; the Company’s beliefs concerning the benefits, enforceability, and extent of intellectual property protection afforded by patents and patent applications that it owns or has licensed and its rights under applicable license agreements, and its ability to enforce its patents and other intellectual property rights against third parties; statements about the Company’s strategies, objectives, future goals and achievements; and other statements concerning our future operations, activities and financial results. We may not achieve one or more of the future milestones or achievements anticipated by forward looking statements in this press release either within the anticipated time periods or at all. Statements in this press release concerning future events depend on several factors beyond the Company’s control, including the absence of unexpected developments or delays, market conditions, future liabilities and obligations, and the outcomes of the Company’s strategic process. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, which may cause the Company’s actual results to be materially different from the results anticipated by such forward-looking statements. In addition, forward-looking statements concerning our anticipated future activities assume that we have sufficient funding to support such activities and continue our operations and planned activities. There can be no assurance regarding the schedule for completion of the Company’s strategic review process, that this strategic review process will result in the Company pursuing any transaction or that any transaction, if pursued, will be completed. In addition, obtaining funding if available, or the terms of a strategic transaction, could result in significant dilution to our existing stockholders. If we do not obtain required funding, our cash resources will be depleted in the near term and we would be required to materially reduce or suspend operations, which would likely have a material adverse effect on our business, stock price and our relationships with third parties with whom we have business relationships. If we do not have sufficient funds to continue operations, we could be required to seek bankruptcy protection, dissolution or liquidation, or other alternatives that could result in our stockholders losing some or all of their investment in us. We cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. You should not place undue reliance on any forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and except as may be required by applicable law, we undertake no obligation to update or release publicly the results of any revisions to these forward-looking statements or to reflect events or circumstances arising after the date of this press release. Certain of these risks and additional risks, uncertainties, and other factors are described in greater detail in Adamis’ filings from time to time with the SEC, including its annual report on Form 10-K for the year ended December 31, 2021, and subsequent filings with the SEC, which Adamis strongly urges you to read and consider, all of which are available free of charge on the SEC’s web site at http://www.sec.gov.

Contact:

Adamis Investor Relations

Robert Uhl

Managing Director

ICR Westwicke

619.228.5886

ADAMIS PHARMACEUTICALS CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET DATA (Unaudited)

	September 30, 2022	December 31, 2021
Cash and Cash Equivalents	$2,419,960	$23,220,770
Total Current Assets	10,088,130	35,203,622
Total Assets	12,137,286	38,297,987
Total Liabilities	9,134,556	12,415,209
Accumulated Deficit	(301,236,550)	(278,085,813)
Total Stockholders’ Equity	2,845,427	25,882,778

ADAMIS PHARMACEUTICALS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS DATA (Unaudited)

Three Months Ended September 30,			Nine Months Ended September 30,
2022		2021	2022	2021
Revenue, net	$1,505,683	$759,962	$2,605,396	$3,368,115
Cost of Goods Sold	1,647,585	1,565,922	3,705,697	5,207,402
Selling, General and Administrative Expenses	2,508,176	4,794,485	10,096,807	13,247,027
Research and Development	1,977,939	4,620,143	9,520,118	9,066,608
Loss from Operations	(4,628,017)	(10,220,588)	(20,717,226)	(24,152,922)
Total Other Income (Expense), net	356,808	5,052,182	(2,079,191)	(2,634,725)
Net Loss from Continuing Operations, before taxes	(4,271,209)	(5,168,406)	(22,796,417)	(26,787,647)
Net Loss from Discontinued Operations, before taxes	(127,692)	(7,192,642)	(354,320)	(10,266,365)
Net Loss Applicable to Common Stock	$(4,398,901)	$(12,361,048)	$(23,150,737)	$(37,054,012)
Basic & Diluted Loss Per Share	$(0.03)	$(0.08)	$(0.15)	$(0.26)
Basic & Diluted Weighted Average Shares Outstanding	149,983,265	148,886,141	149,806,799	142,483,194